4201 Connecticut Avenue, N.W. Suite 407 Washington, D.C. 20008 (202) 609-7756 www.arielway.com	Investor Relations Contact Information Phone: (202) 609-7756 E-mail: info@arielway.com

Ariel Way, Inc. Launches New Web-Site

Washington, DC, November 16, 2010 -- Ariel Way, Inc., (PK: AWYI) www.arielway.com a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies, today announced that it has launched its new web-site at www.arielway.com.

Arne Dunhem, chairman, president, and CEO of Ariel Way said, “We are pleased with the fresh look of our new and updated web-site. It has been designed with an objective of significantly improving the communication with our shareholders and to provide more transparency in our operation.” Arne Dunhem also said, “We invite all interested to sign-up through the web-site for our newsletters and other email messages.”

The new web-site has several new features to include a page called “Connect with the Company and the CEO”. This provides a direct email-link to the CEO, a chat room with management, including the CEO, and a Company blog intended to update or further elaborate on events or activities that the Company has announced publicly. It also permits shareholders and others interested in the Company to sign-up for email messages and news letters from the Company. The Company through the web-site intends to become part of social networking based on Face Book, Twitter and LinkedIn.

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's latest Form 10-KSB for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.